Exhibit 10.1

COMMSCOPE HOLDING COMPANY, INC.

NOTICE OF AMENDMENT TO OUTSTANDING STOCK OPTIONS

September 24, 2025

You are receiving this notice because you hold 32,050 nonqualified stock options that were granted in 2019 (your “Time-Based EPOP Options”) under the CommScope Holding Company, Inc. Amended and Restated 2013 Incentive Plan (the “Plan”).

As you know, CommScope Holding Company, Inc., (the “Company”) and Amphenol Corporation (“Amphenol”), have entered into a Purchase Agreement, pursuant to which Amphenol has agreed to purchase, and the Company has agreed to sell, the Company’s Connectivity and Cable Solutions reporting segment (the “Transaction”).

Effective as of September 24, 2025, the Compensation Committee approved an amendment to your Time-Based EPOP Options. Pursuant to this amendment, if your employment with the Company is terminated resulting from a successful closing of the Transaction (a “Qualifying Termination”) and while your Time-Based EPOP Options remain outstanding, then notwithstanding Section 4(b) of the Award Certificate memorializing your Time-Based EPOP Options, instead of lapsing three months following such Qualifying Termination, your Time-Based EPOP Options instead will lapse on the earliest to occur of (a) their May 15, 2029 “Expiration Date” (as defined in such Award Certificate) and (b) one year after the date of such Qualifying Termination.

The amendment did not modify or amend any other provisions in the Award Certificate memorializing your Time-Based EPOP Options, and, for the avoidance of doubt, the lapse provisions therein that relate to terminations of service other than a Qualifying Termination remain unchanged.

The Company intends the amendment to be a positive change to your Time-Based EPOP Options. You do not need to do anything to accept this amendment – it has already been applied to your Time-Based EPOP Options by action of the Compensation Committee.

This notice serves as an amendment to your Award Certificate, which together with the Plan contains the terms and conditions of your Time-Based EPOP Options. If you have questions regarding your Time-Based EPOP Options or this amendment, please contact [●].